EXHIBIT 99.1

Nate's Food Co. Announces Reverse Merger and Change of Control with JP Energy Group to Drive Global Expansion

Huntington Beach, California – Nate's Food Co. (OTC: NHMD) is excited to announce the successful execution of an agreement to acquire JP Energy Group, a Food Jobber Company. This transaction, marked as an accounting reverse merger, represents a strategic leap into a new era of growth, innovation, global expansion, and a change of control for Nate's Food Co.

This merger signifies a pivotal shift in our company's leadership and management, aligning our vision with the exploration of untapped markets and the pursuit of operational excellence. In line with our commitment to a seamless transition and mutual benefit, Marc Kassoff, Director and Chief Financial Officer of Nate's Food Co., has stepped down from his positions as part of this transaction. Nate Steck will continue to serve on the board during this transitional phase, ensuring continuity during the transition phase.

JP Energy Group, established in September 2023 with the purpose of fulling and executing on the contract executed by JP Energy Partners as disclosed in our 8-K filed September 21, 2023. On May 31, 2023, JP Energy Partners entered into a contract for the supply of up to 600,000 metric tons of sugar to be delivered to China comprising of two shipments.

The agreement between Nate’s Food Co. and JP Energy Group will not close until the following conditions have been met: (1) JP Energy Partners has transferred all rights to the sale of the sugar mentioned above to JP Energy Group, and (2) JP Energy Group has secured the necessary financing for the sugar contract.

As a result of this acquisition, the Company will welcome new members to its board of directors, infusing fresh perspectives and expertise. This essential step lays the foundation for collaborative decision-making and the development of dynamic growth strategies.

JP Energy Group’s mission is to become a global supplier of top-quality food products and commodities for its clients in the Pacific Rim. This strategic move underscores JP Energy Group's unwavering commitment to delivering excellence to international markets and solidifying its position in the global food distribution network. The audit of JP Energy Group will be filed within 75 days following the acquisition's completion.

About Nate's Food Co.: Nate's Food Co. is a dynamic food manufacturer and distributor committed to delivering top-quality products to customers globally. With a legacy of innovation and a focus on excellence, we continue to shape the future of the food industry.

About JP Energy Group: JP Energy Group is a pioneering Food Jobber Company, founded with a mission to supply superior food products from South America to Asia. With a strong dedication to quality and growth, JP Energy Group is poised to make a substantial impact on the global food distribution landscape.

Revenue related calculations. Please note that the Company believes that any revenue related calculations are accurate and based on factual information, there can be no assurance that the Company will be able to achieve all projections due to number of business-related factors, such as power pricing, mining equipment availability, bitcoin mining difficulty, bitcoin market pricing and other unforeseen issues in deploying its mining rigs. You can view update information on Bitcoin Mining by visiting https://alloscomp.com/bitcoin/calculator.

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company's business and any of its products, services or solutions. The words "believe," "forecast," "project," "intend," "expect," "plan," "should," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, any of which could cause the Company to not achieve some or all of its goals or the Company's previously reported actual results, performance (finance or operating) to change or differ from future results, performance (financing and operating) or achievements, including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

For more information:

Nate’s Food Co.

Email: nate@nateshomemade.com

Phone: (949) 341-1834